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                                EXHIBIT (23)(a)
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                          CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Boatmen's Bancshares, Inc. for the registration of 29,300,812 shares of its common stock, and related preferred share purchase rights, and 248,379 shares of its preferred stock and 3,974,060 shares of the related depositary shares and to the incorporation by reference therein of our reports (a) dated January 19, 1995, with respect to the consolidated financial statements of Boatmen's Bancshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, and (b) dated January 19, 1995 (except for the pooling of interests with Worthen Banking Corporation as of February 28, 1995, and Note 3, for which the date is April 1, 1995) with respect to the supplemental consolidated financial statements of Boatmen's Bancshares, Inc. at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in its Current Report on Form 8-K dated April 28, 1995, both filed with the Securities and Exchange Commission.



                                         /s/ ERNST & YOUNG LLP


St. Louis, Missouri
November 6, 1995